                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Banner Aerospace, Inc.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (4) Date filed:

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

                             BANNER AEROSPACE, INC.
                              45025 AVIATION DRIVE
                                   SUITE 300
                             DULLES, VA 20166-7556

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 18, 1998

                            ------------------------

To the Stockholders of Banner Aerospace, Inc.:

     The Annual Meeting of Stockholders of Banner Aerospace, Inc., a Delaware corporation (the "Company"), will be held at The Hilton Dulles Airport, 13869 Park Center Road, Herndon, Virginia 20171 on Friday, September 18, 1998, at 10:00 a.m., for the following purposes:

        1. To elect nine directors of the Company for the ensuing year;

        2. To approve the material terms of the performance goals for the fiscal 1999 incentive compensation award for the Company's Chief Executive Officer;

        3. To approve the Board of Directors' selection of independent auditors of the Company; and

        4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          Bradley T. Lough
                                          Secretary

August 14, 1998

     KINDLY DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY
RETURN IT IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE.

                             BANNER AEROSPACE, INC.
                              45025 AVIATION DRIVE
                                   SUITE 300
                             DULLES, VA 20166-7556

                                AUGUST 14, 1998

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Banner Aerospace, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. on Friday, September 18, 1998, and at any adjournments or postponements thereof, at The Hilton Dulles Airport, 13869 Park Center Road, Herndon, Virginia 20171. Only holders of record of the Company's common stock, $1.00 par value ("Common Stock"), at the close of business on July 22, 1998 will be entitled to vote at the Annual Meeting. On July 22, 1998, there were 21,446,502 shares of Common Stock outstanding and eligible to vote. Each share of Common Stock entitles the holder thereof to one vote on each matter scheduled to come before the Annual Meeting.

     This Proxy Statement and enclosed proxy form are first being mailed to the Company's shareholders on or about August 14, 1998.

     Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted "FOR" the election of the nominees named below under the caption "Election of Directors -- Information as to Nominees," and "FOR" each of the other proposals set forth in the Notice of Annual Meeting and this Proxy Statement.

  Quorum and Voting Requirements

     The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

     Each outstanding share is entitled to one vote on all matters, except as noted below.

     Abstentions: For purposes of the quorum and the discussion below regarding the vote necessary to take shareholder action, shareholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered shareholders who are present and entitled to vote and they count toward the quorum.

     Uninstructed Shares and Broker Non-Votes: Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions.

     Election of Directors: Directors are elected by a plurality and the nine nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

     Approval of Auditors: To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on such matter. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker-non votes have the effect of negative votes.

     CEO Performance Goals: To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on such matter. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not affect the outcome. Abstentions have the effect of negative votes. In addition, under New York Stock Exchange rules, all votes cast for or against such proposal must (in the aggregate) represent at least 50% of the outstanding shares of the Company entitled to vote on such matter (the "50% voted shares requirement"). Abstentions and broker-non votes are deemed not to have been voted (either for or against) such matter, and are counted as non-voted shares in determining whether the 50% voted shares requirement has been satisfied.

     The Board does not know of any matter, other than those specified herein, which will be presented for action at the Annual Meeting. In the event that any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment on such matters.

     Any proxy may be revoked at any time prior to its exercise by notifying the Company's Secretary in writing at the above address, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

                        ITEM 1 -- ELECTION OF DIRECTORS

     Nine directors are to be elected for the ensuing year to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. All nominees were elected to the Board at the 1997 annual meeting of stockholders, other than Mr. Michael D. Herdman (who was elected to the Board on October 28, 1997). Mr. John Wertz (elected to the Board at the 1997 annual meeting of stockholders) resigned from the Board on January 16, 1998, simultaneously with his retirement as COO of the Company.

INFORMATION AS TO NOMINEES

     Set forth below is information about each nominee for election as a director, based on information supplied by him, including his name, age and principal occupations during the past five years, and certain directorships held by him.

     MICHAEL T. ALCOX, 50, has served as a Director of the Company since 1990. From 1987 through September 1996 he served as Senior Vice President and Chief Financial Officer of The Fairchild Corporation ("Fairchild"), a worldwide aerospace fasteners manufacturer and semiconductor process equipment company. He presently serves as a Vice President of Fairchild, not employed on a full time basis. Fairchild is a substantial shareholder of the Company. Mr. Alcox also owns and operates travel and real estate businesses. Mr. Alcox is a director of Fairchild. (2) (4)

     STEVEN L. GERARD, 53, has served as a Director of the Company since 1992. From September 1992 to August 1997, Mr. Gerard served as the Chairman and the Chief Executive Officer of Triangle Wire and Cable, Inc., a manufacturer of insulated wire and cable, and its successor, Ocean View Capital, Inc. Mr. Gerard previously served as the Chief Executive Officer and a director of Mountleigh Group, plc, a London-based company engaged in property management, from April 1992 until July 1992. Mr. Gerard was hired in connection with a restructuring of Mountleigh. In connection with the restructuring, Mountleigh was placed in U.K. receivership on May 23, 1992. From July 1990 to April 1992, Mr. Gerard served as a Senior Managing Director of Citibank, N.A. ("Citibank") and was responsible for credit, portfolio and risk management for Citibank's corporate and investment banking activities in the United States, Japan, Europe and Australia. Mr. Gerard is also a director of Deeptech International, Inc. and U.S. Home Corp. (2) (3) (5) (6)

     CHARLES M. HAAR, 77, has served as a Director of the Company since 1992. He has been a professor of law at Harvard University since 1956. He has served as a consultant to Skadden, Arps, Slate, Meagher & Flom for more than the past five years. Professor Haar is a director of American Health Properties. (3) (5)

     PHILIPPE HERCOT, 31, has served as a Director of the Company since 1995. He has served as a managing partner for Capital Industrie & Associes (a Paris, France based investment and consulting firm) since May 1997. Prior thereto, he was employed by Apax Partners (an investment company) as an associate from September 1996 to April 1997 and by Donaldson, Lufkin & Jenrette (an investment banking firm) as an associate from August 1993 to August 1996. Mr. Hercot received his M.B.A. in June 1993 from Harvard Business School. He is a director of Medicis S.A., Decibel France S.A. and Sofilma S.A. Mr. Hercot is the son-in-law of Mr. Jeffrey J. Steiner. (4)

     MICHAEL D. HERDMAN, 48, has served as a Director of the Company since October 1997. He has served as Senior Vice President of American National Can for Beverage Cans Europe/ Asia Pacific ("ANC") since January 1997. Prior thereto, he was responsible for the European beverage can activities since its formation in 1991. Mr. Herdman has held various other positions with ANC and its predecessor, National Can, since 1972. Please see information regarding late filing of stock ownership forms, as described below under the heading "Section 16(a) Beneficial Ownership Reporting Compliance."

     WARREN D. PERSAVICH, 45, has served as Senior Vice President and Chief Operating Officer of the Company since May 1998 and as a Director of the Company since 1990. Prior thereto, he served as Senior Vice President and Chief Financial Officer of the Company from June 1990 to May 1998, and Vice President of the Company from March 1990 to June 1990. (1)

     DR. ERIC I. STEINER, 36, has served as Senior Vice President of the Company since May 1997 and as a Director of the Company since 1992. He has served as Executive Vice President and Chief Operating Officer of Fairchild since November 1996, Senior Vice President -- Operations of Fairchild since May 1992 and President of Fairchild Fasteners (a division of a Fairchild subsidiary), since February 1995. Prior thereto, he served as President of Camloc/RAM Products Division, a division of Fairchild Fasteners, from September 1993 to February 1995. Dr. Steiner is a director of Fairchild. Dr. Eric I. Steiner is the son of Mr. Jeffrey J. Steiner. (1)

     JEFFREY J. STEINER, 61, has served as Chairman of the Board, Chief Executive Officer and President of the Company since September 1993. He served as Vice Chairman of the Board of the Company from August 1990 to September 1993. He has served as Chairman of the Board, Chief Executive Officer and President of Fairchild for more than the past five years. Mr. Steiner is, and for the past five years has served as, the President of Cedco Holdings, Ltd., a Bermuda Corporation (an investment company). He is a director of The Franklin Corporation, and The Copley Fund. Mr. Jeffrey J. Steiner is the father of Dr. Eric I. Steiner and the father-in-law of Mr. Philippe Hercot. (1)

     Articles have appeared in the French press reporting an inquiry by a French magistrate into certain allegedly improper business transactions involving Elf Acquitaine, a French petroleum company, its former chairman and various third parties, including Maurice Bidermann. In connection with this inquiry, the magistrate has made inquiry into allegedly improper transactions between Mr. Steiner and that petroleum company. In response to the magistrate's request that Mr. Steiner appear in France as a witness, Mr. Steiner submitted written statements concerning the transactions and appeared in person before the magistrate and others.

Mr. Steiner, who has been put under examination (mis en examen), by the magistrate, with respect to this matter, has not been charged.

     Mr. Steiner has been cited by a French prosecutor to appear on November 22, 1998, before the Tribunal de Grande Instance de Paris, to answer a charge of knowingly benefiting in 1990, from a misuse by Mr. Bidermann of corporate assets of Societe Generale Mobiliere et Immobiliere, a French corporation in which Mr. Bidermann is believed to have been the sole shareholder.

     Certain related party transactions between the Company and Mr. Steiner and or his affiliates are set forth below under the heading "Certain Transactions."

     LEONARD TOBOROFF, 65, has served as a Director of the Company since 1992. He has served as Executive Vice President and a director of Riddell Sports, Inc., a manufacturer and licenser of sports equipment, since April 1988. He has also served as a Vice President and the Vice Chairman of the Board of Allis-Chalmers Corporation, a holding company, since May 1988. For more than the past five years, Mr. Toboroff has been a private investor. Mr. Toboroff is a director of Engex Corp. and Saratoga Beverages, Inc. (2) (3) (4) (5) (6)
------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation and Stock Option Committee.
(4) Member of the Nominating Committee.
(5) Member of the Ethics Committee.
(6) Member of the Special Committee.

                BOARD OF DIRECTORS AND CERTAIN COMMITTEE MATTERS

     During fiscal 1998, the Board held four meetings and acted four times by written consent. Except for Mr. Herdman, no incumbent director attended less than 75% of the total number of meetings of the Board during his term and all meetings of each committee of the Board on which he served.

     The Board has (1) an Executive Committee which has the authority to exercise all the power of the Board when the latter is not in session; (2) an Audit Committee whose primary functions are to assist the Board with respect to internal control, accounting and reporting practices of the Company and to maintain communication with the independent auditors of the Company; (3) a Compensation and Stock Option Committee whose functions are to review and approve the compensation and benefits of the corporate officers, to review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees of the Company, to review and recommend for the approval of the full Board the compensation of directors, to administer the Company's stock option plans and to award employee stock options;
(4) a Nominating Committee whose primary functions are to review possible candidates for members of the Board of Directors and recommend a slate of nominees for election as directors at the Company's Annual Meeting of Stockholders; and (5) an Ethics Committee whose primary function is to oversee and review the ethical standards of the Company. During fiscal 1998, the Compensation and Stock Option Committee held three meetings, the Audit Committee held two meetings and the Executive Committee held one meeting. The Nominating and Ethics Committees did not hold any meetings during the fiscal year.

     The Board also appointed a special committee (the "Special Committee") which is presently comprised of two Directors of the Company who are neither officers nor employees of the Company or otherwise affiliated with Fairchild. The purpose of the Special Committee is to look into allegations raised in articles that have appeared in the French press reporting an inquiry by a French magistrate. This matter is discussed above under the biographical information for

Mr. Jeffrey Steiner. The Special Committee did not hold any meetings with its legal advisors during fiscal 1998.

     The Nominating Committee will consider written recommendations for nominees for next year's annual meeting submitted prior to April 16, 1999 by stockholders to the Secretary of the Company. Biographical information and the written consent of the potential nominee must accompany the recommendation.

                      INFORMATION AS TO EXECUTIVE OFFICERS

     Set forth below is certain information about each executive officer of the Company who is not a director of the Company or a nominee, based on information supplied by him, including his name, age and principal occupations during the past five years. All of the executive officers of the Company are elected by the Board to serve until the next annual meeting of the Board and until their successors are elected and qualified.

     EUGENE W. JURIS, 40, has served as Vice President and Chief Financial Officer since May 1998. Prior thereto, he served as Vice President -- Finance and Secretary of the Company from September 1993 to May 1998, Treasurer of the Company from June 1990 to September 1993, Vice President of the Company from March 1990 to September 1993 and the Controller of the Company from June 1990 to December 1990.

     BRADLEY T. LOUGH, 32, has served as Secretary of the Company since May 1998 and as Treasurer of the Company since August 1993.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and officers to file reports (on Forms 3, 4 and 5) with the Securities and Exchange Commission, disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during fiscal year 1998 all reports were filed on a timely basis, except that Mr. Michael Herdman filed an initial Form 3 with the SEC on July 8, 1998 (reporting his receipt of 5,000 options) that was due to be filed on November 10, 1997.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the aggregate cash and non-cash compensation paid or accrued for each of the last three fiscal years, to the chief executive officer and each of the other four most highly compensated executive officers whose salary and bonus exceeded $100,000 for fiscal 1998 (the "named executive officers"):

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                ANNUAL COMPENSATION                   AWARDS
                                    --------------------------------------------   ------------
                                                                    OTHER ANNUAL    SECURITIES     ALL OTHER
                                    FISCAL                 BONUS    COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR    SALARY ($)   ($)(1)       ($)(2)       OPTIONS(#)       ($)(3)
---------------------------         ------   ----------   -------   ------------   ------------   ------------
Jeffrey J. Steiner,                  1998     400,000     180,000      --            130,000         1,792
  Chairman, President and            1997     300,000     273,375      --             80,000           720
    Chief Executive Officer          1996     262,500     157,500      --            150,000         --

Warren D. Persavich,                 1998     189,000     570,875      --             40,000         5,804
  Senior Vice President and          1997     180,000     110,344      --             25,000         5,311
    Chief Operating Officer          1996     162,750      81,375      --             46,000         5,841

Eugene W. Juris,                     1998     156,500     408,688      --             30,000         7,626
  Vice President and                 1997     130,000      80,094      --             15,000         4,457
    Chief Financial Officer          1996     120,750      60,375      1,398          24,000         4,032

Eric I. Steiner,                     1998      45,667     200,000      --             30,000           200
  Senior Vice President (4)          1997      16,000       --         --              5,000         --
                                     1996      16,000       --         --             --             --

Bradley T. Lough,                    1998      80,000     109,000      --             10,000         6,080
  Treasurer and Secretary            1997      68,400      11,888      --              5,000         2,296
                                     1996      65,100       6,510      --              5,000         2,046

---------------
(1) Annual bonuses are shown for the year earned, but generally are paid in the following year. Bonuses for 1998 include shares of AlliedSignal, Inc. common stock issued (in kind) as bonuses to certain executive officers in connection with the disposition of the Company's Hardware Group. Such shares of stock are valued at the closing price of such stock ($36.25 per share) on January 13, 1998, which is the date of the disposition of the Company's Hardware Group and PacAero. Pursuant to Banner's 1998 Deferred Bonus Plan, such bonus recipients have elected to defer receipt of such shares. In addition to receiving such shares, each recipient will receive compounded interest (based on a value of $36.25 per share) at the rate of 8% per annum until such time as the deferred compensation is received. Payment of such deferred compensation (shares of stock plus compounded interest) is an unsecured, general obligation of the Company. The amount of shares received by the named executive officers as bonuses for the disposition of the Hardware Group, the receipt of which has been deferred by such officers, is as follows: W. Persavich -- 13,793 shares; E. Juris -- 7,724 shares; and E. Steiner -- 5,517 shares.

(2) Includes tax gross-up payments related to reimbursement of relocation costs and temporary living expenses.

(3) Includes the following for fiscal 1998:
     a. Company matching contributions under 401(k) savings plan, as follows: W. Persavich, $4,957; E. Juris, $6,925; B. Lough, $5,722.
     b. Premiums paid by the Company for group term life insurance policies, as follows: J. Steiner, $1,792; W. Persavich, $847; E. Juris, $701; E. Steiner, $200; B. Lough, $358.

(4) Eric Steiner became an officer of the Company in May 1997. Amount shown as salary includes fees paid to Dr. E. Steiner as a board member prior to his becoming an officer, as follows: $4,000 for 1998; $16,000 for 1997; and $16,000 for 1996.

OPTIONS GRANTED IN FISCAL YEAR 1998

     The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each named executive officer.

                                            % OF TOTAL
                              SECURITIES     OPTIONS
                              UNDERLYING    GRANTED TO                                  GRANT DATE
                               OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION    PRESENT
NAME                           GRANTED     FISCAL 1998        ($/Sh)          DATE      VALUE (3)
----                          ----------   ------------   --------------   ----------   ----------
Jeffrey J. Steiner            130,000(1)      36.3%           $7.625        5/21/04      $912,080
Warren D. Persavich            40,000(1)      11.2%            7.625        5/21/04       280,640
Eugene W. Juris                30,000(1)       8.4%            7.625        5/21/04       210,480
Eric I. Steiner                30,000(2)       8.4%            7.625        5/21/04       210,480
Bradley T. Lough               10,000(2)       2.8%            7.625        5/21/04        70,160

------------
(1) Options granted vest ratably over three years.
(2) Options granted vest 0% in year 1, 25% in year 2, 25% in year 3 and 50% in year 4.
(3) Value of Options using the Black-Scholes model.

OPTION YEAR END VALUES

     The following table sets forth information concerning the fiscal year end value of unexercised stock options of each of the named executive officers.

                                        NUMBER OF SECURITIES           VALUE OF IN-THE-MONEY
                                       UNDERLYING UNEXERCISED          UNEXERCISED OPTIONS AT
                                         OPTIONS AT 3/31/98                   3/31/98
                                    ----------------------------    ----------------------------
NAME                                EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                -----------    -------------    -----------    -------------
Jeffrey J. Steiner                    201,667         233,333       $1,432,308      $1,621,197
Warren D. Persavich                    94,000          72,000          650,209         500,055
Eugene W. Juris                        63,500          48,000          435,992         333,142
Eric I. Steiner                        15,000          30,000           96,785         210,480
Bradley T. Lough                       14,667          18,333           99,555         126,498

     No stock options were exercised by the named executive officers during fiscal 1998.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Jeffrey J. Steiner has a three year employment agreement with the Company which became effective September 9, 1992; however, each year the remainder of the term of Mr. Steiner's employment is extended for an additional one year period unless either party gives timely notice of its or his intention not to extend further the term of the employment agreement. The employment agreement provides for a base salary of $250,000 per annum, or such greater amount as shall be approved by the Board of Directors of the Company in its sole discretion, and also provides for participation in the Company's bonus plan, retirement plan, and other executive benefits. If Mr. Steiner dies during the term or any extended term of the agreement, his legal representatives will receive monthly or semi-monthly installments of his base salary up to and including the first anniversary of the last day of the month in which Mr. Steiner's death occurs. In addition, his legal representatives will receive benefits to which Mr. Steiner would have been entitled, through the end of the fiscal year in which his death occurs, under any additional compensation plan. For any fiscal year during which the agreement is terminated due to Mr. Steiner's disability for more than nine consecutive months, or shorter periods aggregating nine months during any twelve month period, he will receive fifty percent of his base salary for two years, plus all benefits to which he would have been entitled for the fiscal year during which termination of his employment has occurred. The agreement also has certain change in control provisions. Upon the occurrence of a change in control or trigger event, Mr. Steiner is entitled to a cash payment equal to 2.99 times the total of his then base salary plus bonus in the immediately preceding fiscal year, less the portion of payments, under stock options vested solely due to a change in control or trigger event, which is considered a parachute payment under Section 280G of the Internal Revenue Code of 1986 ("Code"). A change in control occurs if an event requires a response to Item 5(f) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 as in effect January 1, 1986. There is a trigger event (i) if any person other than Jeffrey J. Steiner or an affiliate of Jeffrey J. Steiner is or becomes the beneficial owner of securities of the Company representing 20% of the then outstanding voting power for the election of directors ("Voting Power"); (ii) if during a period of two consecutive fiscal years individuals who at the beginning of such period constitute the Board of Directors cease to be a majority of the Board unless the election or nomination of each director was approved by a two-thirds vote of the directors then still in office who were directors at the beginning of the period; (iii) if the Company shall become a subsidiary of another corporation or shall be reorganized, merged or consolidated into another corporation (unless it is a reorganization under Section 368(a)(1)(f) of the Code) unless, in each case, the holders of more than 80% of the Voting Power will retain similar voting power of such other corporation's voting securities; (iv) if substantially all the assets of the Company are sold to another company; (v) if the Company is liquidated; or
(vi) if the Company issues Common Stock representing a majority of the Voting Power of the Company.

     Mr. Persavich has an employment agreement which was amended on September 1, 1993 to provide for a salary of $155,000 per annum, or such greater amount as shall be approved by the Board of Directors of the Company in its sole discretion, plus a bonus arrangement of 50% of base compensation if certain performance targets are met. Mr. Persavich's current base salary under such employment agreement is $207,900. The amended agreement was initially for a period of three years. Commencing on the first anniversary of the amended agreement, the term will be extended each day by one day so that the remaining term is always two years, until terminated by either party. Termination without cause by the Company will result in a two year severance payment to Mr. Persavich, plus bonuses and certain other fringe benefits.

     Mr. Juris has an employment agreement which was amended on September 1, 1993 to provide for a salary of $115,000 per annum, or such greater amount as shall be approved by the Board of Directors of the Company in its sole discretion, plus a bonus arrangement of 50% of base compensation if certain performance targets are met. Mr. Juris' current base salary under such employment agreement is $172,150. The amended agreement was initially for a period of three years. Commencing on the first anniversary of the amended agreement, the term will be extended each day by one day so that the remaining term is always two years, until terminated by either party. Termination without cause by the Company will result in a two year severance payment to Mr. Juris, plus bonuses and certain other fringe benefits.

RETIREMENT BENEFITS

     The Company has a Supplemental Executive Retirement Plan for certain key executives which provides a retirement benefit based on final average earnings and years of service. Benefits which may be payable under this plan are not included in the Summary Compensation Table. This plan provides a maximum retirement benefit equal to the difference between sixty percent of the participant's average base salary for the last five years of employment and the participant's primary Social Security benefit. This plan is unfunded, unqualified and is not subject to the Employee Retirement Income Security Act of 1974, as amended. The plan was adopted in September 1994 to provide for lump sum pre-retirement advances on an actuarially reduced basis at the election of participants age sixty-five or over, contingent upon approval of the Compensation and Stock Option Committee. Messrs. Steiner, Persavich and Juris are eligible for participation in this plan. The estimated annual benefit payable upon retirement at normal retirement age for each of the named executive officers is as follows: Jeffrey Steiner, $244,000; Warren Persavich, $175,000; and Eugene Juris, $199,000.

                             DIRECTORS COMPENSATION

     Fees. Outside directors are currently paid an annual retainer of $12,000, payable in cash in equal quarterly payments of $3,000. In addition, each outside director receives $1,000 for each Board meeting attended. If a committee meeting is attended on a day other than a Board meeting, each outside director receives $500. Travel expenses are reimbursed for all meetings. Total outside directors fees paid for normal meetings during fiscal 1998 were $89,000 in the aggregate.

     Stock Options. Pursuant to the 1996 Non-Employee Director Stock Option Plan ("1996 NED Plan"), commencing with the 1996 Annual Meeting, outside directors receive stock options for 5,000 shares of Common Stock at the time they are first elected to serve on the Board and, thereafter, they receive stock options for 1,000 shares of Common Stock for each additional year in which they are elected to serve on the Board. Of the nominees for election at the 1998 Annual Meeting, Messrs. Alcox, Gerard, Haar, Hercot, Herdman and Toboroff qualify as outside directors under the 1996 NED Plan. Pursuant to the 1996 NED
Plan: (i) on the date of 1997 Annual Meeting, the Company granted options for 5,000 shares of Common Stock in the aggregate to outside directors; (ii) on October 28, 1997, the Company granted options for 5,000 shares to Mr. Herdman upon becoming a director; and (iii) on the date of the 1998 Annual Meeting, the Company will grant options for 6,000 shares of Common Stock in the aggregate to outside directors.

     Consulting Services. In fiscal 1998, Messers. Alcox and Gerard provided certain consulting services to the Company, for which they were compensated an aggregate of $21,000 and $3,000, respectively, plus expenses.

     Management Directors. Management directors receive no fees or stock options for their services as directors.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors ("Committee") has furnished this report on executive compensation. The Committee is comprised of the individuals listed below, all of whom are outside directors. The Committee has responsibility for the compensation matters relating to Company executive officers. The Committee makes recommendations for executive compensation and submits the recommendations to the Board for approval. No member of the Committee has served as an officer of the Company nor is eligible to participate in any of the compensation plans or programs it administers other than the 1996 Non-Employee Director Stock Option Plan.

COMPENSATION PHILOSOPHY

     Since its initial public offering ("IPO") in August 1990, the Company's compensation philosophy has been i) to provide a base compensation sufficient to attract and retain key executives; ii) to provide an annual incentive program related to specific pre-determined performance goals designed to motivate key executives to enhance stockholder value and to encourage the retention of a sound management team; and iii) to provide a longer term incentive program where, through the grant of stock options, rewards are related to the market performance of the Company's Common Stock. The Committee believes its approach to compensation should be consistent over time and be fair to the Company, its officers and stockholders.

EMPLOYMENT AGREEMENT -- CEO

     Mr. Steiner has had an employment agreement with the Company since September 1992. He became the Chief Executive Officer ("CEO") of the Company upon the retirement of Samuel J. Krasney in September 1993. He provides direction and motivation to the management of the Company's subsidiaries and is responsible for acquisitions and divestitures. The CEO formulates the goals and objectives of the Company and is responsible for implementing strategies to accomplish them. The employment agreement initially established Mr. Steiner's annual base salary at $250,000 which was his initial salary when the IPO occurred in 1990. In April 1996, the Committee increased Mr. Steiner's salary to $300,000. In April 1997, the Committee increased Mr. Steiner's annual salary from $300,000 to $400,000. This increase was based on the Committee's determination to continue providing Mr. Steiner with a competitive salary as compared to other companies of similar size in similar industries. In addition, the Committee took into account the fact that Mr. Steiner's salary had only increased $50,000 or a compounded annual increase of three percent from 1990
(IPO) to fiscal 1997, while the Company's sales had grown at a rate compounded annually of eleven percent. Mr. Steiner is entitled to an annual bonus award if certain performance targets, established by the Committee and approved by the Board and shareholders, are achieved.

EMPLOYMENT AGREEMENTS -- OTHER EXECUTIVE OFFICERS

     Messrs. Persavich and Juris also have employment agreements with the Company. These agreements were amended in fiscal 1994 to reflect the relocation of the corporate office from Cleveland, Ohio to Dulles, Virginia. In conjunction with the relocation, the base compensation for each of Messrs. Persavich and Juris, which was established at the IPO in August 1990, was increased to reflect the current market conditions for the positions held. In April 1997, the Committee increased the base compensation of Mr. Persavich by approximately five percent and Mr. Juris by approximately twenty percent. These salary increases were awarded based on the Committee's philosophy that the executive officers should receive a base salary which is competitive with other executives of companies of similar size in similar positions. The employment agreements for Messrs. Persavich and Juris provide for annual bonus awards of 50% of base compensation if certain performance targets, established by the Committee and approved by the Board, are achieved. Messrs. Persavich and Juris may also receive additional bonus awards if the performance targets are exceeded.

BONUS PLAN

     The Committee believes that a substantial portion of the annual income of executive officers should be based on the financial and operating performance of the Company for that year through a goal-based incentive compensation program ("Bonus Plan"). The objective of the program is to provide total annual income to officers that is competitive with compensation at other companies facing similar challenges, while linking the payment of compensation to the Company's achievement of certain financial and operating goals. In fiscal 1998, bonuses awarded to the CEO and other executive officers were based on two components. The first component was based on a goal for the Company to achieve certain levels of earnings before interest and taxes. The second component was based on qualitative and quantitative factors, including the achievement of a number of key corporate objectives, including: i) the completion of strategic acquisitions and divestitures designed to enhanced shareholder value; ii) market penetration and development; and iii) continued development of cost efficiencies. The executive officers were also provided incentives to successfully transition Burbank Aircraft Supply, Inc. to a new management information system by a certain targeted date. In the opinion of the Committee, Mr. Steiner and the other executive officers achieved certain of these objectives and Mr. Steiner was awarded a bonus of $180,000 (representing a bonus of 45.0% of base compensation), and Messrs. Persavich, Juris and Lough were awarded a bonus of $138,563, in the aggregate

(representing a bonus of 32.6% of base compensation). Dr. Eric Steiner did not participate in the Bonus Plan. In addition, the named executive officers are eligible for other bonuses which may be related to the success of particular transactions which are of exceptional importance to the Company.

DEFERRED BONUS PLAN

     On January 21, 1998, the Board of Directors approved the Deferred Bonus Plan which permits recipients to elect to defer the payment of bonus in connection with fiscal 1998 or fiscal 1999 extraordinary transactions. Each participant in the Deferred Bonus Plan must make a valid bonus deferral election which designates the payment date the participant elects to receive payment. The bonus eligible to be deferred represents a fixed number of shares of common stock of AlliedSignal Inc. owned by the Corporation. Interest at eight percent per annum is payable on the undistributed balance of any deferred bonus.

     On February 2, 1998 and February 5, 1998, certain individuals who participated in the successful disposition of the Company's Hardware Group and PacAero Unit to AlliedSignal Inc. on January 13, 1998 ("Hardware Disposition") elected under the Deferred Bonus Plan to defer receipt of certain bonuses they may be awarded as a result of the Hardware Disposition. On February 6, 1998, the Committee met and approved the award of bonuses to named executive officers, other than Mr. Jeffrey Steiner. Such bonuses were payable primarily in shares of AlliedSignal Inc. common stock, with a market value of $36.25 per share at the time of the Hardware Disposition. Bonus awards aggregated 27,034 shares of AlliedSignal Inc. common stock ($979,983 market value), plus $170,000 cash. No award was made to Mr. Jeffrey Steiner in fiscal 1998. The Hardware Disposition resulted in a non-recurring pre-tax gain in the amount of $124.0 million.

STOCK OPTIONS

     The Committee also administers and grants stock options under the Company's 1990 Non-Qualified and Incentive Stock Option Plan. The Committee believes that stock option grants provide a desirable long-term method of compensation because they align management's long-range interests with those of the Company and its stockholders by providing management with an opportunity to build a meaningful stake in the Company. In fiscal 1998, the Committee granted options to Mr. Steiner of 130,000 shares and the other executive officers of 120,000 shares in the aggregate, in connection with the long-term goals established by the Company. The stock options awarded in fiscal 1998 were awarded using a vesting schedule of three to four years based on employment tenure with the Company. This vesting schedule better aligns the Company's desire to retain and provide long term compensation to executives.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company has a Supplemental Executive Retirement Plan for the benefit of certain executive officers which provides a retirement benefit based on final average earnings and years of service. The Plan provides a maximum retirement benefit equal to the difference between sixty percent of the participant's average base salary for the last five years of employment and the participant's primary Social Security benefit. Messrs. Jeffrey Steiner, Persavich and Juris are participants in this plan.

INTERNAL REVENUE CODE SECTION 162(m)

     The Committee has considered the impact of the recently enacted provision of the Internal Revenue Code of 1986, as amended (the "Code"), which provision in certain circumstances disallows income tax deductions for compensation in excess of $1,000,000. The Committee intends to structure the Company's incentive compensation awards in a manner that complies with the Code's requirements to ensure full deductibility.

                                          Leonard Toboroff, Chairman
                                          Steven L. Gerard
                                          Charles M. Haar

                               PERFORMANCE GRAPH

     The following performance graph compares the total stockholder return on the Company's Common Stock compared with the cumulative return on the S&P 500 Stock Index and a Peer Group. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 on March 31, 1993.

     The Peer Group is weighted according to the respective issuer's stock market capitalization on March 31, 1993, with all returns (capital gains and dividends) reinvested. The Peer Group includes one aircraft parts distributor, one airline, and the rest are companies which manufacture products for the aircraft industry. Some of the companies in the Peer Group are suppliers to and/or customers of the Company. The Peer Group consists of AAR Corp., Alaska Air Group, Inc., Curtiss-Wright Corp., Fansteel, Inc., Hexcel Corp., Hi-Shear Industries, Inc., Moog, Inc., Rohr, Inc., Trimble Navigation Ltd. and UNC Incorporated.

                                  [GRAPHIC]

               Measurement Period                      Banner                             S&P 500
             (Fiscal Year Covered)                   Aerospace         Peer Group          Index
1993                                                       $100.00           $100.00           $100.00
1994                                                        120.51            107.40             98.69
1995                                                         82.05            116.91            110.86
1996                                                        120.51            176.11            142.91
1997                                                        153.85            189.75            167.63
1998                                                        239.74            294.73            243.93

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The table below sets forth as of June 30, 1998 the number of shares and percent of Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of any class of Common Stock together with his or its address; (ii) each director and nominee; (iii) each executive officer named in the summary compensation table; and (iv) the directors and officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, the persons named possess sole voting power and investment power with respect to all shares shown as beneficially owned by them. As of June 30, 1998, there were 21,445,002 shares of Common Stock outstanding.

                                                          NUMBER OF SHARES          PERCENT OF
                          NAME                            OF COMMON STOCK             CLASS
--------------------------------------------------------  ----------------          ----------
Michael T. Alcox                                                 16,000(1)             *
The Fairchild Corporation                                    21,129,719(2)            85.43%
     Washington Dulles International Airport
     45025 Aviation Drive, Suite 400
     Dulles, Virginia 20166
Steven L. Gerard                                                 16,000(1)             *
Charles M. Haar                                                  16,000(1)             *
Philippe Hercot                                                  16,000(1)             *
Michael D. Herdman                                                5,000(1)             *
Eugene W. Juris                                                  95,459(1)             *
Bradley T. Lough                                                 17,583(1)             *
Warren D. Persavich                                             138,732(1)             *
Dr. Eric I. Steiner                                                   0                *
Jeffrey J. Steiner                                           21,528,619(1)            86.03%
     The Fairchild Corporation                                         (3)
     Washington Dulles International Airport
     45025 Aviation Drive, Suite 400
     Dulles, Virginia 20166
Leonard Toboroff                                                 16,000(1)             *
All directors and officers of the                            21,865,393(1)            86.35%
  Company as a group (11 persons)

------------
 *  Represents less than one percent (1%).

(1) Includes exercisable stock options for Common Stock, as follows: M. Alcox, 13,000 shares; S. Gerard, 16,000 shares; C. Haar, 16,000 shares; P. Hercot, 16,000 shares; M. Herdman, 5,000 shares; E. Juris, 78,500 shares; B. Lough, 17,583 shares; W. Persavich, 115,667 shares; J. Steiner, 271,667 shares; L. Toboroff, 16,000 shares; All directors and officers as a group, 565,417 shares.

    Also includes shares of Preferred Stock (convertible to Common Stock), as follows: E. Juris, 2,959 shares; W. Persavich, 1,065 shares; J. Steiner, 18,999 shares; All directors and officers as a group, 3,312,768 shares.

(2) Includes shares of Common Stock and Preferred Stock owned of record by Fairchild and its subsidiaries as of June 30, 1998, as follows: The Fairchild Corporation, 17,264,440 shares of Common Stock and 3,181,000 shares of Preferred Stock; Fairchild Holding Corp., 269,595 shares of Common Stock; RHI Holdings, Inc., 294,133 shares of Common Stock and 105,948 shares of Preferred Stock; Banner Aerospace Holding Company II, Inc., 11,806 shares of Common Stock and 2,797 shares of Preferred Stock. 17,394,768 of such shares of Common Stock and 3,286,948 of such shares of Preferred Stock have been pledged by Fairchild or its subsidiaries as collateral for a loan facility with Citicorp N.A., and 433,400 shares of Common Stock have been pledged by Fairchild or its subsidiaries as collateral under an escrow agreement with BTR Dunlop Holdings, Inc., a wholly-owned subsidiary of BTR plc.

    Pursuant to an Exchange Offer commenced on May 11, 1998 and expired on June 9, 1998, Fairchild exchanged, for each properly tendered share of Common Stock of Banner, a number of shares of Fairchild's Class A Common Stock equal to the quotient of $12.50 divided by $20.675. A total of 3,659,364 shares of Banner Common Stock were tendered to Fairchild in exchange for 2,212,361 shares of Fairchild Class A Common Stock. As a result of the Exchange Offer, Fairchild's beneficial ownership of Banner increased from approximately 71% to approximately 85% of the Common Stock.

(3) Includes 3,234 shares owned by Mr. Steiner through the Company's Profit Sharing/401(k) Plan. Also includes 17,839,974 shares of Common Stock and 3,289,745 shares of Preferred Stock owned directly or indirectly by Fairchild; Mr. Steiner disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

     As a result of their beneficial ownership of Common Stock, Fairchild and Mr. Jeffrey J. Steiner will have a significant influence on the election of directors and any other business that may come before the meeting.

                              CERTAIN TRANSACTIONS

RELATIONSHIPS BETWEEN THE COMPANY AND FAIRCHILD

     General Statement. In certain instances, the Company and Fairchild may have competing or conflicting interests, such as in the purchase and sale of products in the ordinary course of business, the transfer of a business by one company to the other or the pursuit of business opportunities of interest to both companies. The resolution of such competing or conflicting interests has been accomplished on a case by case basis; and management recognizes its obligation to deal fairly and in good faith with the Company, and accordingly will exercise reasonable judgment and take such steps as they may then, under all the circumstances, deem necessary in resolving specific instances where the interests of the companies may compete or conflict. To this end, the Company has from time to time retained independent advisors, independent counsel or established special committees composed solely of outside directors, where it has determined that such action is necessary or appropriate under the circumstances. Fairchild is currently the beneficial owner of approximately 85% of the outstanding common stock of the Company. Messrs. Jeffrey Steiner (CEO and Director of the Company), Michael Alcox (Director of the Company) and Eric Steiner (Senior Vice President and Director of the Company) are officers, directors and shareholders of Fairchild.

     Exchange Offer. Pursuant to an Exchange Offer which commenced on May 11, 1998 and expired on June 9, 1998, Fairchild exchanged, for each properly tendered share of Common Stock of the Company, a number of shares of Fairchild's Class A Common Stock equal to the quotient of $12.50 divided by $20.675. A total of 3,650,364 shares of the Company Common Stock were tendered to Fairchild in exchange for 2,212,361 shares of Fairchild Class A Common Stock. As a result of the Exchange Offer, Fairchild's beneficial ownership of the Company increased from approximately 71% to approximately 85%.

     Banner Acquisition of Fairchild Stock. On July 7, 1998, the Company's Board of Directors announced its approval of the purchase by the Company of up to 2.5 million shares of class A common stock of Fairchild through open market purchases. The purchases by the Company will be made from time to time depending on the market price of Fairchild stock, and may be subject to the requirement of obtaining the consent of the Company's senior lenders. Shares of Fairchild stock purchased by the Company may not be sold unless they are registered on a registration statement (or are sold pursuant to any applicable exemption under securities laws). Fairchild has issued a demand registration rights agreement in favor of the Company for the registration and sale of such shares.

     Fasteners. The Fastener Group of Fairchild, particularly Screwcorp, Voi-Shan, Tridair and Camloc, has historically been a supplier of fasteners to the Company, and the Company has also competed with them, in the sale to some end users. All transactions between the Company and Fairchild have been on terms that are no less favorable to the Company than those that might be obtained in arms-length transactions with unaffiliated third parties. Sales to Fairchild amounted to approximately $220,000 and purchases from Fairchild amounted to approximately $13,200,000 for the fiscal year ended March 31, 1998. Due to the disposition of the Company's hardware business in January 1998 to AlliedSignal Inc., future sales to and purchases from Fairchild are expected to decrease significantly.

     Building Lease and Services. The Company entered into a lease with Fairchild on April 1, 1996 to lease approximately 10,000 square feet of office space in the Fairchild building for a term of ten years with the option to terminate the lease after five years. The annual lease rate is approximately $170,000 subject to escalation. The Company has a letter agreement with Fairchild in which Fairchild provides tax preparation and consulting services to the Company. The current annual fee for such services is approximately $103,000. The Company has a letter agreement with Fairchild pursuant to which Fairchild's in-house attorneys provide legal services to the Company. This agreement is on a month-to-month basis and the Company currently pays Fairchild $12,500 per month. As a result, Fairchild's General Counsel (Donald E. Miller) also serves as General Counsel for the Company. The Company has a letter agreement with Fairchild in which the Company provides accounting and financial reporting services to Fairchild. This agreement is on a month-to-month basis and Fairchild currently pays the Company $15,500 per month. As part of the accounting services, Mr. Juris provided on-site accounting services for a Fairchild subsidiary for approximately three months. Fairchild will reimburse the Company for Mr. Juris' salary and expenses during that period. All services are provided in the normal course of business and are on terms that are no less favorable to the Company than those that might be obtained in arms-length transactions with unaffiliated third parties.

     Joint Marketing. The Company is a party to several agreements with Fairchild which provide for various methods of expense sharing related to combined sales and marketing efforts to obtain customers in foreign countries. As of March 31, 1998, the Company had contributed less than $125,000 under these agreements. Fairchild and the Company will share commission income to the extent commissions exceed expenses. No such commissions have been received to date.

     Tax Indemnity Agreement. Under a Tax Indemnity Agreement ("Tax Indemnity"), Fairchild has agreed to indemnify the Company from and against any federal, state, local and foreign income, franchise, withholding and alternative minimum taxes (including interest, additions to tax and penalties with respect thereto) for periods ending on or before August 2, 1990 when the sale of 52.8% of the Common Stock was sold in the IPO. The Company has agreed to pay Fairchild for any tax savings it realizes after the IPO as a result of adjustments to, or utilization of net operating loss or tax credit carryforwards attributable to, income tax returns for prior periods. Although Fairchild has agreed to indemnify the Company for taxes for periods ending on or before the IPO, the Tax Indemnity is not binding upon either the Internal Revenue Service or upon state, local or foreign taxing authorities, any of which are permitted to collect from the Company all relevant taxes owed by the Company and, in certain instances, by Fairchild and its subsidiaries for periods covered by the Tax Indemnity. The effectiveness of the Tax Indemnity is therefore dependent on the ability of Fairchild to pay amounts owed, if any, under the Tax Indemnity.

     Registration Rights. As long as Fairchild owns 15% or more of the issued and outstanding Common Stock, it has the unlimited right to require the Company to use its best efforts pursuant to a Registration Rights Agreement to register, under the Agreement, all the shares of Common Stock beneficially owned by Fairchild at any time and from time to time, at Fairchild's expense. In addition, Fairchild has piggyback registration rights that are subject to certain limitations.

     Indebtedness. On December 20, 1996, the Company entered into a Subordinated Loan Agreement with RHI Holdings, Inc. ("RHI", a Fairchild subsidiary), pursuant to which RHI agreed to lend the Company up to $30.0 million for acquisitions to be consummated by the Company. The initial interest rate under such loan agreement was 10.0% per annum. Payment under such loan agreement was due on the earlier of completion of the Company's Rights Offering or November 15, 2003. The Company borrowed an aggregate of $28.0 million from RHI under such loan, of which $16 million was used for a subsidiary to acquire PB Herndon Aerospace, Inc. (a distributor to the aerospace industry), and the balance was used for working capital. On June 25, 1997, pursuant to the Company's Rights Offering, such indebtedness ($28.0 million in principal) was satisfied by the issuance of 3,043,478 shares of Preferred Stock to RHI and its affiliates.

     Stock Exchange Agreement. The Company entered into a Stock Exchange Agreement with Fairchild, effective May 12, 1997, pursuant to which the Company may acquire Fairchild Scandinavian Bellyloading Company AB ("FSBC") from Fairchild in exchange for 230,000 shares of Common Stock initially. This transaction was approved by a special committee of the Board of Directors, and was approved by the Company's stockholders at a meeting on June 18, 1997. Under the terms of the Stock Exchange Agreement, Fairchild could terminate the agreement if it sold FSBC to a third party by reason of an unsolicited offer, provided that Fairchild pays the Company a reasonable termination fee and the Company's out-of-pocket expenses. On July 1, 1997, Fairchild exercised its option to terminate the Stock Exchange Agreement. As a result, Fairchild paid the Company a termination fee of $300,000 and out-of-pocket expenses of approximately $447,000, and also agreed to allow the Company to participate equally in future royalties from FSBC, if any.

     Joint Insurance. The Company and Fairchild have purchased a joint insurance policy which provides, among other coverages, for a combined annual aggregate limit for the Company and Fairchild of $100 million related to certain earthquake exposures. The Company and Fairchild have entered into an agreement addressing the resolution process to be applied if both companies suffer damages from earthquakes aggregating in excess of the $100 million limit.

OTHER TRANSACTIONS

     The Company pays for a chartered aircraft used from time to time for business related travel. The owner of the chartered aircraft is a company 51% owned by an immediate family member of Mr. Jeffrey Steiner. Cost for such flights charged to the Company are comparable to those charged in arm's length transactions between unaffiliated third parties. Payments by the Company in fiscal 1998 were approximately $36,000. The Company prepaid hours for a chartered helicopter used from time to time for business related travel. The owner of the chartered helicopter is a company controlled by Mr. Jeffrey Steiner. Cost for such flights charged to the Company are comparable to those charged in arm's length transactions between unaffiliated third parties. Prepaid hours by the Company in fiscal 1998 were $225,000.

              ITEM 2 -- APPROVAL OF MATERIAL TERMS OF PERFORMANCE
      GOALS FOR FISCAL 1999 INCENTIVE COMPENSATION AWARD FOR THE COMPANY'S
                            CHIEF EXECUTIVE OFFICER

     At the Annual Meeting, the stockholders will be asked to approve the material terms of the performance goals for the fiscal 1999 incentive compensation award for the Company's Chief

Executive Officer. Effective for tax years beginning in 1994, the Internal Revenue Code disallows deductions for publicly-held corporations with respect to compensation in excess of $1,000,000 paid to certain executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms of the performance goals under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

     On April 1, 1998 and May 29, 1998, the Company's Compensation and Stock Option Committee established performance goals for the Chief Executive Officer's fiscal 1999 incentive compensation award and the maximum amount payable to the Chief Executive Officer if the goals are achieved. The performance goals and maximum amounts payable for fiscal 1999 are as follows:

          1. If the Company (including its consolidated subsidiaries) achieves pre-tax profits for fiscal 1999, the Chief Executive Officer may receive up to three percent (3%) of such pre-tax profits.

          2. The purchase price (in the form of shares of common stock of AlliedSignal Inc.) received by the Company from the disposition of its Hardware Group and PacAero, is subject to certain post-closing adjustments. If such post-closing purchase price adjustments result in the Company being able to retain in excess of 8,850,000 shares of common stock of AlliedSignal Inc., the Chief Executive Officer may receive up to eight-tenths of one percent (0.8%) of the shares retained by the Company.

          3. If the Company engages in an extraordinary transaction (e.g., purchase or sale of assets not in the ordinary course, including, without limitation, through a public offering or private placement of securities) during fiscal 1999, the Chief Executive Officer may receive up to two and one-half percent (2 1/2%) of the total value of the transaction.

     All of the foregoing will be computed in such a manner as to avoid duplication.

     The Compensation and Stock Option Committee retains the right to determine the actual amount of incentive compensation to be awarded to the Chief Executive Officer in fiscal 1999 based on his individual contribution, consistent with the foregoing goals and in an amount no greater than the maximum amounts set forth above.

     Assuming the stockholders approve the material terms of the performance goals as described herein, the Company believes that any such incentive compensation award to the Chief Executive Officer will qualify as performance-based compensation that will be deductible from the Company's gross income for federal income tax purposes.

          THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL

              ITEM 3 -- APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     Although the bylaws of the Company do not require the submission of the election of independent public accountants to the stockholders for approval, the Board considers it desirable that its designation of independent public accountants be ratified by the stockholders. The firm of Arthur Andersen LLP, an international firm of public accountants, has audited the annual financial statements of the Company since 1990. The Board considers them to be well qualified and will ask the stockholders at the Annual Meeting to approve the designation of this firm as independent public accountants for the Company for the year ending March 31, 1999.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and they will have an opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

        THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION
                     OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

     To the extent that information contained in this Proxy Statement is peculiarly within the knowledge of persons other than the management of the Company, it has relied upon such persons for the accuracy and completeness thereof.

                            EXPENSES OF SOLICITATION

     The cost of soliciting these proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers or employees of the Company, in person or by telephone or fax. The Company will also reimburse brokerage firms and others for forwarding proxy material to beneficial owners of the Common Stock.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal to be included in the Company's proxy materials for its 1999 annual meeting, must notify the Company of such proposal no later than April 16, 1999.

     Any stockholder who wishes to submit a proposal for the 1999 annual meeting but does not require such proposal to be included in the Company's proxy materials, must notify the Company of such proposal by no later than June 30, 1999. If such notice is not received by June 30, 1999, the proposal shall be considered untimely.

     All stockholder proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, and should be submitted to the Company's headquarters, 45025 Aviation Drive, Suite 300, Dulles, VA 20166-7516, Attention: Secretary.

                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders for the fiscal year ended March 31, 1998, has previously been, or will simultaneously herewith be, furnished to stockholders of record. A copy of the Annual Report on Form 10-K of the Company for fiscal year 1998 is included with the Annual Report. THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, MAY BE OBTAINED BY ANY PERSON WITHOUT CHARGE UPON WRITTEN REQUEST TO: BANNER AEROSPACE, INC., 45025 AVIATION DRIVE, SUITE 300, DULLES, VA 20166-7556, ATTENTION: EUGENE W. JURIS, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER.

                                          By Order of the Board of Directors

                                          Bradley T. Lough
                                          Secretary

PROXY                        BANNER AEROSPACE, INC.                        PROXY
                              45025 AVIATION DRIVE
                           SUITE 300 DULLES, VA 20166

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS - SEPTEMBER 18, 1998

The undersigned hereby appoints Jeffrey J. Steiner, Warren D. Persavich and Eugene W. Juris as proxies, each with the power to appoint his substitute and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Banner Aerospace, Inc. held of record by the undersigned on July 22, 1998, at the Annual Meeting of Stockholders to be held September 18, 1998, at any adjournments of postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND FOR APPROVAL OF PROPOSALS 2 AND 3.

 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                             BANNER AEROSPACE, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]


1.   ELECTION OF DIRECTORS. Michael T. Alcox, Steven L. Gerard, Charles M. Haar,    For         Withheld    For All
     Phillipe Hercot, Michael D. Herdman, Warren D. Persavich, Dr. Eric I.          All           All        Except
     Steiner, Jeffrey J. Steiner and Leonard Toboroff.                              [ ]           [ ]         [ ]


2.   A proposal to approve the material terms of the performance goals for the      For         Against     Abstain
     fiscal 1999 incentive compensation award for the Company's Chief Executive     [ ]           [ ]         [ ]
     Officer.

                         FOR ALL EXCEPT NOMINEES WRITTEN IN BELOW:

                         -----------------------------------------

                         -----------------------------------------






3.   A proposal to approve the Board of Directors' selection of Auditors.           For         Against     Abstain
                                                                                    [ ]           [ ]         [ ]

4.   In their discretion, the proxies are authorized to vote upon such other        For         Against     Abstain
     business as may properly come before the meeting.                              [ ]           [ ]         [ ]






                                 Dated:__________________________________ , 1998

                                 Signature(s)___________________________________

                                 _______________________________________________

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other partnership name by authorized person.